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                                                                      Exhibit 12

                              Computation of Ratios

Net Income Per Share                                    =   Net Income/Average Common Shares Outstanding

Cash Dividends Per Share                                =   Dividends Paid/Actual Common Shares Outstanding

Book Value Per Share                                    =   Total Shareholders' Equity/Actual Common Shares
                                                            Outstanding

Return on Average Assets                                =   Net Income/Average Assets

Return on Average Shareholders' Equity                  =   Net Income/Average Shareholders' Equity

Net Interest Margin                                     =   Net Interest Income/Average Earning Assets

Noninterest Expense to Average Assets                   =   Noninterest Expense/Average Assets

Efficiency Ratio                                        =   (Noninterest Expense-Other Real Estate Owned
                                                            Expense-Amortization of Intangibles)/(Net Interest Income +
                                                            Noninterest Income-Security Losses)

Average Loans to Deposits                               =   Average Net Loans/Average Deposits Outstanding

Dividend Payout                                         =   Dividends Declared/Net Income

Average Shareholders' Equity to Average Assets          =   Average Shareholders' Equity/Average Assets

Tier I Capital Ratio                                    =   Shareholders' Equity - Net Unrealized Gains on Available for
                                                            Sale Securities-Intangible Assets +Qualifying Capital
                                                            Securities (Tier I Capital)/ Risk Adjusted Assets

Total Capital Ratio                                     =   (Tier I Capital +Qualifying Tier II Capital Securities
                                                            +Allowance for Loan Losses +Qualifying Portion of Unrealized
                                                            Gains on Available for Sale Marketable Equity Securities)/
                                                            Risk Adjusted Assets

Tier I Leverage Ratio                                   =   Tier I Capital/Average Assets

Net Charge-offs to Average Loans                        =   (Gross Charge-offs - Recoveries)/ Average Net Loans

Non-performing Loans to Period End Loans                =   (Nonaccrual Loans + Loans Past Due 90 Days or Greater)/
                                                            Loans Net of Unearned Income

Non-performing Assets to Period End Assets              =   (Nonaccrual Loans + Loans Past Due 90 Days or
                                                             Greater + Other Real Estate Owned)/Total Assets

Allowance for Loan Losses to Period End Loans           =   Loan Loss Reserve/Loans Net of Unearned Income

Allowance for Loan Losses to Non-Performing Loans       =   Loan Loss Reserve/(Nonaccrual Loans + Loans
                                                            Past Due 90 days or Greater)

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